Exhibit 99.1

NEWS RELEASE

CONTACT:

Janine Orf

(314) 275-3680

jorf@patriotcoal.com

FOR IMMEDIATE RELEASE

PATRIOT COAL NAMES NEW LEADERSHIP TEAM

TO IMPROVE ITS OPERATING AND FINANCIAL STRUCTURE

IRL F. ENGELHARDT ASSUMES DUTIES OF CHAIRMAN AND CEO

BENNETT K. HATFIELD APPOINTED PRESIDENT AND CHIEF OPERATING OFFICER

ST. LOUIS, May 29 – Patriot Coal Corporation (NYSE: PCX), a leading producer and marketer of coal in the eastern United States, today announced a new executive leadership team to improve its operating and financial structure.

The following appointments by the Patriot Board of Directors are effective immediately:

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Irl F. Engelhardt has been named Chief Executive Officer. He succeeds Richard M. Whiting, who is leaving Patriot after serving as President and CEO since 2007. As CEO, Engelhardt will have overall responsibility for the Company and will focus on corporate strategy, financing activities, corporate development and optimization of the Company’s asset portfolio. Engelhardt will also continue to serve as Chairman of Patriot’s Board of Directors.

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Bennett K. Hatfield has been named President and will continue to serve as Chief Operating Officer of Patriot. He will be responsible for overseeing the execution of Patriot’s operations, sales and marketing plans. To help ensure that Patriot’s operations anticipate and respond effectively to changing market conditions, the Company’s marketing teams will now report directly to Hatfield.

•	Michael M. Scharf has been named Lead Independent Director of the Patriot Board. He has been a member of the Board since 2007 and currently chairs Patriot’s Nominating & Governance Committee.

Engelhardt said, “Ben and I will immediately focus on improving Patriot’s competitive position as well as its financial structure to enhance value for our shareholders and all other groups who have a stake in the Company’s success. Our team has successfully navigated the inherent cycles in the energy industry in the past, and I am confident Patriot can overcome the industry challenges that we currently face. As we move forward, I could not have a better operating partner than Ben, who has demonstrated outstanding leadership and a deep knowledge of the coal industry in his 30-year career.”

Engelhardt added, “On behalf of the Board and the senior management team, we thank Rick for his contributions, commitment and service to Patriot. As President and CEO, he guided Patriot through a complex spin-off and its emergence as a standalone public company. We wish him well in his future endeavors.”

About Irl F. Engelhardt

With more than 30 years of experience in the coal and energy industries, Mr. Engelhardt, 65, will lead Patriot. He has served as Chairman of the Board of Directors of Patriot since its spin-off from Peabody Energy in 2007, and previously served as Chairman and CEO of Peabody from 1990-2005. During his career, he has served as Chairman of Peabody Resources Ltd. (Australia), Chairman of Citizens Power LLC (a power trading company), Chairman of The Federal Reserve Bank of St. Louis, Co-CEO and executive director of The Energy Group (LSE: TEG), Chairman of Suburban Propane Company and Chairman of Cornerstone Construction & Materials. He also previously served as a member of the Boards of Directors of Valero Energy Corporation and The Williams Companies, Inc. In addition, he served as Chairman of the National Mining Association, the Coal Industry Advisory Board of the International Energy Agency, the Center for Energy and Economic Development, and the Coal Utilization Research Council, as well as Co-Chairman of the Coal Based Generation Stakeholders Group.

About Bennett K. Hatfield

Bennett K. Hatfield, 55, has served as Patriot’s Executive Vice President & COO since September 2011. He previously served as President, CEO and a Director of International Coal Group, from 2005 until the June 2011 sale of that company.

He has held a number of other key executive operating and commercial positions during his 30-plus years in the coal industry, including President, Eastern Operations of Arch Coal, Inc., Executive Vice President and COO of Massey Energy Company, and Executive Vice President & Chief Commercial Officer of Coastal Coal Company.

Mr. Hatfield is a board member of the West Virginia Coal Association and has held leadership positions in a variety of other industry associations. He is a Licensed Professional Engineer with a Bachelor of Science degree in mining engineering from Virginia Polytechnic Institute and State University.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 13 active mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electricity generators, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: worldwide financial, economic and political conditions; coal price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; reductions of purchases or deferral of shipments by major customers; changes in general economic conditions, including coal, power and steel market conditions; the availability and prices of competing energy resources; changes in the interpretation, enforcement or application of existing and potential laws and regulations affecting the production and use of our products; risks associated with environmental laws and compliance, including selenium-related matters; failure to comply with debt covenants; availability and costs of credit; weather patterns and conditions affecting energy demand or disrupting coal supply; developments in greenhouse gas emission regulation and treatment; the outcome of pending or future litigation; the impact of the restatement for the years ended December 31, 2011 and 2010 and the related material weakness associated with the accounting treatment for the Apogee and Hobet water treatment facilities; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; increases to contribution requirements to multi-employer retiree healthcare and pension plans; negotiation of labor contracts, labor availability and relations; customer performance and credit risks; inflationary trends; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; and the effects of mergers, acquisitions and divestitures. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

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